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Exhibit 99.3

Janus Contact:	October 26, 2006

James Aber: 303-336-4513

JANUS CAPITAL GROUP ELECTS J. RICHARD FREDERICKS
TO ITS BOARD OF DIRECTORS

DENVER—Former United States Ambassador J. Richard Fredericks has been elected to the board of directors of Janus Capital Group Inc. (NYSE: JNS) effective October 23, 2006.

Fredericks currently serves as Managing Director of the money management firm Main Management. He also sits on a number of boards, including the board of regents of Georgetown University, the board of the McDonough School of Business at Georgetown University, the Library of Congress Trust Fund, the international advisory board of Komatsu and the advisory board of Financial Technology Ventures.

Fredericks began his career in financial services in 1970 as a securities analyst with Dean Witter. From 1977 to 1999 Fredericks worked at Banc of America Securities (formerly Montgomery Securities), initially as a partner and later as Senior Managing Director. For 17 consecutive years, Institutional Investor Magazine chose Fredericks as an "All-American" Research Analyst, covering the commercial banking industry. In 1995, he took a position with Banc of America's investment banking unit, where he oversaw the firm's efforts in commercial banking, thrifts and financial technology. Fredericks left Banc of America in 1999 to serve as the United States Ambassador to Switzerland and Liechtenstein, a position he held until 2001.

The appointment of Fredericks, 61, expands the Janus Capital Group board to 11 directors, nine of whom are independent. Fredericks will serve on the board's Audit Committee.

A native of Detroit, Michigan, Fredericks earned a bachelor's degree in business administration from Georgetown University and a master's degree in business administration from Columbia University.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of September 2006, Janus managed approximately $158.3 billion in assets for more than four million shareholders, clients and institutions around the world. Outside the U.S., Janus has offices in London, Milan, Tokyo and Hong Kong. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

Janus Distributors LLC 151 Detroit Street Denver, CO 80206

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JANUS CAPITAL GROUP ELECTS J. RICHARD FREDERICKS TO ITS BOARD OF DIRECTORS